                                                               EXHIBIT 3



                  ASSIGNMENT AND ASSUMPTION AGREEMENT

            This Assignment and Assumption Agreement (the "Agreement") is made as of December ___, 1997 by and between Doubletree Corporation, a Delaware corporation ("Doubletree") and Parent Holding Corp., a Delaware corporation ("New Promus"), with reference to the following:

            WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of October 31, 1996 by and between Doubletree and the Trustees of the General Electric Pension Trust, a New York common law trust ("GEPT"), on November 8, 1996, Doubletree issued to PT Investments Inc., a Delaware corporation and an affiliate of GEPT, warrants to purchase an aggregate of 262,753 shares of Doubletree Common Stock (the "GEPT Warrant"); and

            WHEREAS, on December 16, 1996, PT Investments Inc. filed an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, changing its name to "DTPT Investment Corporation ("DTPT"); and

            WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of September 1, 1997 among Doubletree, Promus Hotel Corporation, a Delaware corporation ("Promus") and New Promus (the "Merger Agreement"), the parties to the Merger Agreement have agreed that at the Effective Time (as defined in the Merger Agreement), New Promus shall assume all obligations of Doubletree under the GEPT Warrant, and the holder of the GEPT Warrant thereafter shall have the right to acquire shares of common stock, par value $.01 per share, of New Promus ("New Promus Common Stock") under the terms set forth herein; and

            WHEREAS, New Promus wishes to assume all of Doubletree's obligations under the GEPT Warrant and any of Doubletree's rights related thereto or arising therefrom:

            NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

             1. ASSUMPTION OF OBLIGATIONS. Effective as of the date hereof, New Promus hereby assumes all of Doubletree's obligations under the GEPT Warrant, from and after the Effective Date in the place and stead of Doubletree and agrees to be bound by the terms of the GEPT Warrant and by all of Doubletree's obligations thereunder.

            ASSIGNMENT OF RIGHTS (IF ANY). Doubletree hereby assigns and transfers to New Promus, its successors, and its assigns, effective as of the date hereof, any and all of Doubletree's rights under the GEPT Warrant, whether now existing or hereafter arising.


                              Page 74 of 94 Pages
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            TERMS OF THE GEPT WARRANT. Pursuant Section 5.23 of the Merger
Agreement, and in accordance with Section 1D of the GEPT Warrant, from and after the Effective Time, the holder of the GEPT Warrant shall have the right to acquire, on the same pricing and payment terms and conditions as were applicable under the GEPT Warrant immediately prior to the Effective Time, as the same may be adjusted hereafter pursuant to the terms of the GEPT Warrant, the same number of shares of New Promus Common Stock as the holder of the GEPT Warrant would have been entitled to receive pursuant to the Doubletree Merger (as defined in the Merger Agreement) had such holder exercised the GEPT Warrant in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded down to the nearest whole cent) equal to (a) the aggregate exercise price for the shares of Doubletree Common Stock purchasable pursuant to the GEPT Warrant immediately prior to the Effective Time divided by (b) the number of full shares of New Promus Common Stock deemed purchasable pursuant to the GEPT Warrant in accordance with the foregoing, it being understood that, as of the Effective Date, the GEPT Warrant shall, after giving effect to this Agreement, evidence the right to purchase an aggregate of 262,753 shares of New Promus Common Stock subject to adjustment hereafter as set forth in the GEPT Warrant.

            NOTICE TO HOLDER OF GEPT WARRANT. In accordance with Section ID of the GEPT Warrant, promptly following the Effective Time New Promus shall deliver an original counterpart of this Agreement to DTPT or its successor as the holder of the GEPT Warrant.

            FURTHER ASSURANCES. Doubletree shall, at any time and from time to time after the date hereof upon the request of New Promus, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby contemplated. New Promus shall, at any time and from time to time after the date hereof upon the request of Doubletree, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby contemplated.

            COUNTERPARTS. This Agreement may be executed in counterparts with the same effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Agreement.

            GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with and governed and enforced in all respects by the laws of the State of New York without giving effect to the conflict of laws and principles of such state.

                              Page 75 of 94 Pages
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            IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first above written.

                                     DOUBLETREE CORPORATION

                                     By:
                                          ---------------------------
                                             Name:
                                             Title:

                                     PARENT HOLDING CORP.

                                     By:
                                          ---------------------------
                                             Name:
                                             Title:



Acknowledged and Agreed:

DTPT INVESTMENT CORPORATION


By:
    ------------------------------
      Name:
      Title:



                              Page 76 of 94 Pages